AGREEMENT AND PLAN OF MERGER
among
PAPERCLIP SOFTWARE, INC.
ACCESS SOLUTIONS INTERNATIONAL, INC.
and
PAPERCLIP ACQUISITION CORP.
November 12, 1997




TABLE OF CONTENTS

        PAGE

ARTICLE I THE MERGER
Section 1.1.  The Merger
Section 1.2.  The Closing
Section 1.3.  Actions at the Closing
Section 1.4.  Additional Actions
Section 1.5.  Certificate of Incorporation
Section 1.6.  By-laws
Section 1.7.  Directors and Officers
Section 1.8.  No Further Rights
ARTICLE II CONVERSION OF SECURITIES, EXCHANGE OF
CERTIFICATES
Section 2.1.  Conversion of Shares
Section 2.2.  Options and Warrants
Section 2.3.  Appraisal Rights
Section 2.4.  Exchange of Shares
Section 2.5.  Closing of Transfer Books
Section 2.6.  Preferred Stock
Section 2.7.  Options and Warrants
ARTICLE III OTHER AGREEMENTS
Section 3.1. Preparation of Form S-4 and the Proxy Statements; Stockholder Meetings; Other Filings
Section 3.2.  Parent Board of Directors
ARTICLE IV REPRESENTATIONS AND WARRANTIES BY PSI
Section 4.1.  Corporate Existence and Qualification of PSI
Section 4.2.  PSI's Corporate Documents
Section 4.3.  Authorization of Agreement
Section 4.4.  No Violation
Section 4.5.  SEC Documents; Undisclosed Liabilities
Section 4.6.  Inventory
Section 4.7.  Accounts Receivable
Section 4.8.  Material Contracts and Obligations
Section 4.9.  Title to Real Property; Liens; Condition of
Properties
Section 4.10.  Licenses
Section 4.11.  Arm's-Length Transactions, Conflicts of
Interest
Section 4.12.  Intellectual Property
Section 4.13.  Absence of Certain Developments
Section 4.14.  Undisclosed Liabilities
Section 4.15.  Litigation; Compliance with Law
Section 4.16.  Employee Claims against PSI
Section 4.17.  Intentionally Omitted
Section 4.18.  Employee Benefit Plans
Section 4.19.  Labor Relations
Section 4.20.  Insurance Policies
Section 4.21.  Bank Accounts
Section 4.22.  Capitalization
Section 4.23.  Disclosure
ARTICLE V REPRESENTATIONS AND WARRANTIES BY PARENT AND
ACQUISITION
Section 5.1.  Corporate Existence and Qualification
Section 5.2.  Access's Corporate Documents
Section 5.3.  Authorization of Agreement, Etc
Section 5.4.  Absence of Certain Developments
Section 5.5.  Undisclosed Liabilities
Section 5.6.  Litigation; Compliance with Law
Section 5.7.  Capitalization; Status of Access Common Shares

Section 5.8.  SEC Filings
Section 5.9.  Information Supplied by Parent or Acquisition
ARTICLE VI CONDUCT PRIOR TO CLOSING
Section 6.1.  Carry On in Ordinary Course
Section 6.2.  No General Increases
Section 6.3.  Contracts and Commitments
Section 6.4.  Dispositions and Sale of Assets
Section 6.5.  Preservation of Organization
Section 6.6.  No Default
Section 6.7.  Compliance with Laws
Section 6.8.  Operation of Business
Section 6.9.  Consents
Section 6.10.  Advisement of Changes
Section 6.11.  No Solicitation
Section 6.12.  No Delaying Transactions
Section 6.13.  Lock-Up Agreements
Section 6.14.  Best Efforts
ARTICLE VII CONDITIONS TO OBLIGATIONS OF PARENT AND
ACQUISITION
Section 7.1.  Compliance by PSI; Correctness of
Representations and Warranties of PSI
Section 7.2.  Certified Resolutions of PSI
Section 7.3.  Approval by Parent's and Acquisition's Counsel

Section 7.4.  Opinions of Counsel for PSI
Section 7.5.  Consents of Third Parties
Section 7.6.  Certificate of Chief Executive Officer of PSI
Section 7.7.  Approval of Governmental Authorities
Section 7.8.  Corporate Authority
Section 7.9.  Exchange of PSI Convertible Notes
Section 7.10.  Approval of Parent Stockholders
Section 7.11.  Form S-4 Effective
Section 7.12.  Termination of Certain Agreements
Section 7.13.  Certificate of Merger
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF PSI
Section 8.1.  Compliance by Parent and Acquisition;
Correctness of Representations and Warranties
Section 8.2.  Certified Resolutions of Parent and
Acquisition
Section 8.3.  Approval by PSI's Counsel
Section 8.4.  Opinion of Edwards & Angell
Section 8.5.  Certificate of President of Parent and
Acquisition
Section 8.6.  Approval of Governmental Authorities
Section 8.7.  Corporate Authority
Section 8.8.  Access Merger Securities
Section 8.9.  Form S-4 Effective
Section 8.10.  Certificate of Merger
ARTICLE IX FEES AND EXPENSES
Section 9.1.  Fees and Expenses
Section 9.2.  Termination Fee
ARTICLE X TERMINATION AND EFFECT
Section 10.1.  Termination of Agreement
Section 10.2.  Effect of Termination
ARTICLE XI ACKNOWLEDGMENTS OF PSI
Section 11.1.  Restricted Securities
Section 11.2.  Access to Information
ARTICLE XII BROKERS' COMMISSIONS
ARTICLE XIII ACCESS TO FACILITIES, PROPERTIES AND RECORDS
ARTICLE XIV SURVIVAL OF REPRESENTATIONS
ARTICLE XV MISCELLANEOUS
Section 15.1.  Amendment to Agreement; Waivers; Procedure
Section 15.2.  Binding Effect
Section 15.3.  Entire Agreement
Section 15.4.  Headings
Section 15.5.  Confidential Information; Publicity
Section 15.6.  Notices
Section 15.7.  Indemnification and Insurance
Section 15.8.  Counterparts
Section 15.9.  No Benefit to Others
Section 15.10.  Governing Law
Section 15.11.  No Waiver
Section 15.12.  Severability
Section 15.13.  Time of Essence

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, made as of the 12th day of November, 1997, by and among PAPERCLIP SOFTWARE, INC., a Delaware corporation ("PSI"), ACCESS SOLUTIONS
INTERNATIONAL, INC., a Delaware corporation ("Parent") and PAPERCLIP ACQUISITION CORP. a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition"). Parent and Acquisition are hereinafter sometimes referred to collectively as Access.
W I T N E S S E T H:
WHEREAS, Parent and PSI are parties to that certain Asset Purchase Agreement dated as of April 15, 1997 (the "Asset Purchase Agreement"), pursuant to which Parent agreed to purchase and PSI agreed to sell to Parent substantially all of the assets of PSI on the terms and conditions set forth therein; and
WHEREAS, the Boards of Directors of each of PSI, Acquisition and Parent have now agreed that it is in their best interests for Acquisition to merge with and into PSI upon the terms and conditions set forth herein; and WHEREAS, the Boards of Directors of PSI, Acquisition and
Parent have approved such merger; and
WHEREAS, PSI is engaged in the business of developing and distributing computer software for document management and imaging systems (hereinafter generally called the "Business"); and
WHEREAS, as a condition to the willingness of Access to enter into this Agreement, those directors and officers of PSI who are also stockholders of PSI (the "PSI Significant Stockholders") have entered into that certain Stockholder Agreement of even date ("PSI Stockholder Agreement"), which provides, among other things, that each PSI Significant Stockholder will vote the shares of PSI Common Stock which he owns in favor of the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby; and
WHEREAS, as a further condition to the willingness of Access to enter into this Agreement, PSI has entered into an amendment to that certain Management Agreement dated April
15, 1997 (the "Management Agreement") which provides, among other things, that Access will continue to manage PSI's operations from the date hereof until the consummation of the transactions contemplated hereby or the earlier termination of this Agreement; and
WHEREAS, this Agreement contemplates that the common stockholders of PSI will receive capital stock of Parent in exchange for their capital stock of PSI.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.1.  The Merger.
Upon and subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), Acquisition shall be merged with and into PSI (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, as a result of the Merger, the separate corporate existence of Acquisition shall cease and PSI shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and a subsidiary of Parent. The "Effective Time" shall be the time at which PSI and Acquisition file a certificate of merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Sections 251 and 259 of the DGCL.
Section 1.2.  The Closing.
The closing of the Merger (the "Closing") shall take place at the offices of Edwards & Angell in Providence, Rhode
Island, commencing at 10:00 a.m. local time on the first business day after the receipt of PSI Stockholder Approval and, if required, Parent Stockholder Approval (as defined in Section 3.1), provided that on or prior thereto, all the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby as set forth in Articles VII and VIII have been satisfied or waived, or on such other mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby (the
"Closing Date").
Section 1.3.  Actions at the Closing.
At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in Articles VII and VIII not theretofore satisfied or waived: (a) PSI and Acquisition shall file with the Secretary of State of the State of Delaware the Certificate of Merger, and (b) Acquisition shall deliver the Merger Consideration (as defined below) to such bank or trust company as may be designated by Parent and approved by PSI (such approval not to be withheld or delayed unreasonably) to act as the exchange agent (the "Exchange Agent") in accordance with Section 2.5.
Section 1.4.  Additional Actions.
The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either PSI or Acquisition, in order to consummate the transactions contemplated by this Agreement.
Section 1.5.  Certificate of Incorporation.
The Certificate of Incorporation of the Surviving
Corporation shall be the Certificate of Incorporation of PSI as amended and restated in the Certificate of Merger.
Section 1.6.  By-laws.
The By-laws of Acquisition immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to PaperClip Software, Inc.
Section 1.7.  Directors and Officers.
The directors of Acquisition immediately prior to the Effective Time shall become the directors of the Surviving Corporation as of the Effective Time. The officers of Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, retaining their respective positions. The directors and officers of PSI immediately prior to the Effective Time shall cease being officers and directors of PSI as of the Effective Time and shall not become officers or directors of the Surviving Corporation.
Section 1.8.  No Further Rights.
From and after the Effective Time, no PSI Common Shares (as defined in Section 2.1 below) shall be deemed to be outstanding, and holders of certificates of PSI Common
Shares shall cease to have any rights with respect thereto, other than the right to receive Merger Consideration (as defined below) in accordance herewith. The rights of holders of certificates of PSI Preferred Shares (as defined in Section 2.1 below) shall be as described in this Agreement.
ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
Section 2.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition or PSI or the holder of any of the following securities:
(a) Each share of common stock, $.01 par value per share, of PSI ("PSI Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of PSI Common Stock owned by stockholders who, pursuant to the DGCL, properly perfect their rights to appraisal in accordance with Section 262 of the DGCL ("Dissenting Stockholders"), and shares of PSI Common Stock held in PSI's treasury) shall be converted into the right to receive: (i) such number of shares of Parent's common stock, $.01 par value, equal to the "Conversion Ratio" (the "Access Merger Shares"); and (ii) an equivalent number of Parent's Class B Warrants (the "Access Merger Warrants") (collectively the "Merger Consideration"). The Conversion Ratio shall equal 1,544,438, divided by the number of shares of PSI Common
Stock issued and outstanding immediately prior to the Effective Time.
(b) Each PSI Share held in PSI's treasury immediately prior to the Effective Time shall, by virtue of the Merger and without any further action, be canceled and retired without payment of any consideration therefor.
(c) Each share of common stock, $.01 par value per share, of Acquisition ("Acquisition Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving
Corporation.
(d) Each share of PSI's Series A Preferred Stock, $.01 par value ("PSI Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall become one share of Series A Preferred Stock, $.01 par value, of the Surviving Corporation. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor the put rights of the holders of the Series A Preferred
Stock, including, without limitation, providing funds to the Surviving Corporation to satisfy the put, if necessary.
(e) Stockholders of record of PSI, in each case as of the Effective Time ("PSI Stockholders"), other than Dissenting Stockholders, shall be entitled to receive the Merger Consideration into which their shares of PSI Common Stock or PSI Preferred Stock (collectively, the "PSI Shares") shall be converted pursuant to Section 2.1(a) upon tender of their PSI Shares as set forth in Section 2.4 below.
Section 2.2.  Options and Warrants.
(a) At the Effective Time: (i) all options to purchase PSI Shares issued by PSI pursuant to its stock option plans or otherwise ("Options") other than options described in
Section 2.2(c), and (ii) all warrants to purchase PSI Shares ("Warrants") (collectively the number of PSI shares which can be purchased under Options and Warrants shall be referred to as the "O&W PSI Shares"), shall be converted into the right to receive the Merger Consideration which would have been received for each share of PSI Common Stock underlying such Option or Warrant upon the same terms and conditions set forth in such Option or Warrant, including, without limitation, the expiration date and exercise price.
(b) At or prior to the Effective Time, the Parent or the Surviving Corporation shall deliver to the holders of the Options and Warrants subject to Section 2.2(a) appropriate notices setting forth such holders' rights pursuant to such Options or Warrants and instructions for surrendering to the Exchange Agent such Option or Warrant in exchange for the Merger Consideration.
(c) At the Effective Time, Parent will offer PSI employees who continue to be employed by Parent or the Surviving Corporation options to purchase Parent common stock in an amount deemed appropriate by Parent's Board of Directors in substitution and cancellation of such employees' existing Options.
Section 2.3.  Appraisal Rights.
(a) Notwithstanding any provision of this Agreement to the contrary, any PSI Shares held by a Dissenting Stockholder shall not be converted into the right to receive Merger Consideration pursuant to Section 2.1(a), but such Dissenting Stockholder shall only be entitled to such payments as are provided by the DGCL.
(b) If, on or after the Effective Time, any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting
Stockholder's right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such Dissenting Stockholder's PSI Shares shall be treated under this Agreement as if they had been converted as of the Effective Time into the right to receive Merger
Consideration as provided in Section 2.1(a), without interest thereon.
(c) PSI shall give the Parent: (i) prompt notice of any written demands for appraisal of any PSI Shares, withdrawals of such demands, and any other instruments that relate to such demands received by PSI, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. PSI shall not, without the prior written consent of the Parent, make any payment with respect to any demands for appraisal of PSI
Shares or offer to settle or settle any such demands.
Section 2.4.  Exchange of Shares.
(a) Prior to the Effective Time, the Parent and PSI shall appoint the Exchange Agent to effect the exchange for the Merger Consideration of certificates that, immediately prior to the Effective Time, represented PSI Shares
("Certificates"). On the Closing Date, the Parent shall deliver to the Exchange Agent or its nominee, in trust for the benefit of holders of Certificates, the Merger Consideration. As soon as practicable after the Effective Time, the Parent shall cause the Exchange Agent to send a notice and a transmittal form to each holder of record of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange
Agent such Certificate in exchange for the Merger
Consideration (which procedure shall include the execution and delivery by such holder of the Lock-Up Agreement described in Section 6.13 to the extent that the Lock-Up
Period (as defined in the Lock-Up Agreement) shall not have expired). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) 95.14% of the Merger Consideration, without interest, determined pursuant to Sections 2.1(a); the balance of the Merger Consideration will be distributed pursuant to the Escrow Agreement described in Section
2.4(e). Until properly surrendered, from and after the Effective Time each such Certificate shall be deemed for all purposes to evidence only the right to receive 95.14% of the Merger Consideration determined pursuant to Sections 2.1(a). Holders of Certificates shall not be entitled to receive
Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered, or an affidavit is delivered pursuant to Section 2.4(c).
(b) If any Merger Consideration is to be issued or paid in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance and payment of such Merger Consideration that: (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper, and
(iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any party shall be liable to a holder of PSI Shares for any Merger Consideration issuable or payable to such holder that is delivered to a public official in accordance with applicable abandoned property, escheat or similar laws.
(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Parent shall direct the Exchange
Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable or payable in exchange therefor pursuant to Section 2.1. The Board of Directors of the Parent may, in its discretion and as a condition precedent to the issuance or payment thereof, if required by the Exchange Agent, require the owner of such lost, stolen or destroyed Certificate to give the Parent a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.
(d) Promptly following the date which is twelve (12) months after the Closing Date, the Exchange Agent shall return to the Parent all Merger Consideration in its possession. Thereafter, the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Parent and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Consideration without interest.
(e) On the Closing Date, Parent will issue to an escrow agent a certificate for 75,000 of the Access Merger Shares and a certificate for 75,000 of the Access Merger Warrants. Such certificates will be placed into escrow pursuant to the terms and conditions set forth in an Escrow Agreement containing such terms and conditions a shall be mutually agreeable to Parent and PSI..
(f) Prior to the Effective Date, Parent, at its option, may determine that fractional shares of Parent Common Stock or fractional interests in Class B Warrants will not be issued to any PSI stockholder following the Effective Time. If ASI makes such determination, for each fractional share of ASI Common Stock that would otherwise be issued, ASI will pay cash based upon a value of $3.75 for each whole share, and for each fractional interest in a Class B Warrant that would otherwise be issued, Parent will pay cash based upon a value of $1.00 for each whole Class B Warrant. Calculations will be made to the nearest one-thousandth of a share of Parent Common Stock and of a Class B Warrant and to the nearest cent.
Section 2.5. Closing of Transfer Books. At the Effective Time, the stock transfer books of PSI shall be closed and no transfer of PSI Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Parent or the Exchange Agent, they shall be canceled and exchanged for Merger
Consideration in accordance with Section 2.1, subject to applicable law in the case of PSI Shares held by Dissenting Stockholders.
Section 2.6. Preferred Stock. Prior to the Effective Time, the PSI Convertible Notes (in the aggregate outstanding principal amount of $129,690.74 plus unpaid interest accrued on the PSI Convertible Notes through the date of exchange), as set forth on Schedule 2.6, will be exchanged at the rate of one share of PSI Preferred Stock for each $.30 of principal and accrued interest on the PSI Convertible Notes into an aggregate of 432,303 (plus the number of shares determined by dividing the amount of such unpaid interest by $.30 per share) of preferred shares of PSI (the "PSI
Preferred Stock"). PSI Preferred Stock shall be subject to the rights, conditions and qualifications set forth on Exhibit B attached hereto.
Section 2.7. Options and Warrants. On the Closing Date, the Parent shall deliver to the Exchange Agent or its nominee option agreements and warrants to purchase Parent Common Stock and Class B Warrants (the "Merger Options and Warrants") in an amount equal to the Merger Consideration attributable to each share of PSI Common Stock underlying each outstanding Option (other than options described in Section 2.2(c)) and Warrant, and otherwise containing substantially the same terms as are contained in the applicable option agreement or warrant. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to send a notice and transmittal form to each holder of Options and Warrants (other than holders of Options described in Section 2.2(c)), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Options or Warrants in exchange for the Merger Options and Warrants.
ARTICLE III
OTHER AGREEMENTS
Section 3.1.  Preparation of Form S-4 and the Proxy
Statements; Stockholder Meetings; Other Filings.
(a) PSI will, as soon as reasonably practicable following the date of this Agreement, take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "PSI Stockholder Meeting") for the purpose of obtaining the affirmative vote to approve and adopt this Agreement and the transactions contemplated hereby at the PSI Stockholder Meeting of the holders of a majority of the votes represented by the outstanding PSI Common Stock ("PSI Stockholder Approval"). The proxy statement for such meeting shall contain the recommendation of PSI's Board of Directors that the stockholders vote to approve and adopt this Agreement and the transactions contemplated hereby, and such recommendation shall not be withdrawn; provided, however, that such recommendation is subject to the exercise of the discretion of PSI's Board of Directors of its fiduciary duties to PSI's shareholders. PSI shall use its reasonable best efforts to solicit from its stockholders proxies in favor of such adoption and approval and shall take all other action necessary to secure the vote of stockholders required by DGCL to effect the transactions contemplated hereby.
(b) As soon as practicable after execution and delivery of this Agreement, PSI shall prepare in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and DGCL, a proxy statement in connection with the PSI Stockholder Meeting
(the "Proxy Statement"). Parent shall cooperate with PSI in the preparation and filing of the Proxy Statement, including any and all amendments and supplements thereto. Parent and PSI will cooperate in order for Parent to prepare and file with the United States Securities and Exchange Commission ("SEC") a registration statement on Form S-4 in connection with the issuance of the Access Merger Securities (the "Form S-4"), in which the Proxy Statement will be included as a part of a proxy statement/prospectus. PSI and Parent shall each use all reasonable efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended ("Securities Act") as soon as practicable after such filing. PSI will use all reasonable efforts to cause the Proxy Statement to be mailed to each of PSI's stockholders and, if Parent elects or is required to do so, Parent will use all reasonable efforts to cause the Proxy Statement to be mailed to Parent's stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of the Access Merger Securities and PSI shall furnish all information concerning PSI and its stockholders as may be reasonably requested in connection with any such action.
(c) If the Board of Directors of Parent determines that it is necessary or desirable to do so, Parent will, as soon as reasonably practicable following the date of this Agreement, take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Access
Stockholder Meeting") for the purpose of obtaining the affirmative vote at the Access Stockholder Meeting of the holders of a majority of the votes represented by the outstanding Parent Common Stock ("Access Stockholder Approval"). The proxy statement for such meeting (which shall be part of the proxy statement/prospectus contained in the Form S-4) shall contain the recommendation of Parent's Board of Directors that the stockholders vote to approve and adopt this Agreement and the transactions contemplated hereby, and such recommendation shall not be withdrawn; provided, however, that such recommendation is subject to the exercise of the discretion of Parent's Board of Directors of its fiduciary duties to Parent's shareholders. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of such adoption and approval and shall take all other action necessary to secure the vote of stockholders required by DGCL to effect the transactions contemplated hereby.
(d) As soon as practicable after the execution and delivery of this Agreement, PSI and Parent shall promptly and properly prepare and file any other schedules, statements, reports, or other documents required (if any) under the Exchange Act, the Securities Act, or any other federal or state securities laws relating to the transactions contemplated hereby (the "Other Filings"). Each party shall notify the other party hereto promptly of the receipt by such party of any stop order, comments or requests for additional information from any governmental official with respect to the Proxy Statement, the Form S-4 or any Other Filing made by such party and will supply the other party with copies of all correspondence between such party and its representatives, on the one hand, and the appropriate government official, on the other hand, with respect to the Proxy Statement, Form S-4 and Other Filings made by such party. Each of PSI and Access shall use reasonable efforts to obtain and furnish the information required to be included in the Form S-4, the Proxy Statement and any Other Filing and, after consultation with the other party, to respond promptly to any comments made by any government official with respect to any filing.
(e) PSI shall use all reasonable efforts to cause to be delivered to Parent a so-called "cold comfort" letter of Arthur Andersen LLP, PSI's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to Parent, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
(f) Parent shall use all reasonable efforts to cause to be delivered to PSI a so-called "cold comfort" letter of Price Waterhouse LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to PSI, in form reasonably satisfactory to PSI and customary in scope and substance for letters delivered by independent public accountants in connection with the registration statements similar to the Form S-4.
(g) Parent agrees to use reasonable efforts to effect, prior to the Closing Date, the listing on the NASDAQ Small
Cap market, upon official notice of issuance, of the Access Merger Shares and the Access Merger Warrants to be issued hereunder.
(h) PSI hereby agrees to indemnify and hold harmless Parent and its directors, officers, advisors and agents and Parent hereby agrees to indemnify and holds harmless PSI and its directors, officers, advisors and agents, from and against any loss, claim, damage, cost, liability, obligation or expense (including reasonable attorney's fees and costs of investigation) to which any indemnified party may become subject under the Securities Act, Exchange Act, or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof: (i) relates solely to a claim brought against such indemnified party by a third party who is not affiliated with either the indemnified party or the indemnifying party; and (ii) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Form S-4 or the Proxy Statement or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading; and (iii) such untrue statement or omission or alleged omission is made in any information with respect to the indemnifying party furnished in writing by such indemnifying party specifically for inclusion in the Proxy Statement, Form S-4 or any Other
Filing.
Section 3.2.  Parent Board of Directors.
For a period of two years following the Closing Date, Parent shall nominate one person designated by PSI (who initially shall be Stephen Kornfeld) to Parent's Board of Directors.
In addition, during such two-year period, PSI will be entitled to designate one person who will be permitted to attend all meetings of Parent's Board of Directors as an "advisor" or "observer"; and, in the event that Mr. Kornfeld or any other designee of PSI resigns or is removed for cause from Parent's Board of Directors, Mr. Kornfeld or such other designee will be entitled to designate an additional
"advisor" or "observer".
ARTICLE IV
REPRESENTATIONS AND WARRANTIES BY PSI
In order to induce Parent and Acquisition to enter into this Agreement and to consummate the transactions contemplated hereunder, PSI makes the following representations, warranties, covenants and agreements (it being understood that Parent has been managing the day to day operations of the Business since April 15, 1997 pursuant to the Management Agreement, and that it shall not be deemed a breach of any of the following representations and warranties for PSI to fail to disclose a matter known to Parent but not known to
PSI) :
Section 4.1.  Corporate Existence and Qualification of PSI.
PSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. PSI is qualified to do business as a foreign corporation in the states set forth in ScheduleE4.1. PSI has no subsidiaries.
Section 4.2.  PSI's Corporate Documents.
Copies of the Certificate of Incorporation and By-Laws, including the respective amendments thereto, of PSI, certified by the Secretary of PSI, have been delivered to Parent, and such copies are true, complete and correct.
Section 4.3.  Authorization of Agreement.
(a) PSI has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. Except for PSI Stockholder Approval, all corporate and other actions required to be taken by PSI to authorize it to carry out this Agreement and the transactions contemplated hereby have been, or as of the Closing Date shall have been, duly and properly taken. This Agreement and the Management Agreement have been duly executed and delivered by PSI, and each constitutes a valid and binding obligation of PSI, enforceable against PSI in accordance with its terms.
(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Federal, state or local governmental or any court, administrative or regulatory agency or commission ("Governmental Entity") is required by or with respect to PSI in connection with the execution and delivery of this Agreement by PSI or the consummation of the transactions contemplated by this Agreement, except: (i) the filing with the SEC of the Form
S-4 and the Proxy Statement, and (ii) such filings with Governmental Entities as might be required to satisfy the applicable requirements of state securities or blue sky laws in connection with the transactions contemplated by this Agreement.
Section 4.4.  No Violation.
Neither the execution and delivery by PSI of this Agreement nor the consummation of the transactions contemplated hereby violate or will violate any provision of law applicable to, or any provision of the Certificate of Incorporation or By-laws of, PSI or conflict with or will result in any breach of any term, condition or provision of, or constitute or will constitute (with due notice or lapse of time or both) a default under, or will result in the creation or imposition of any lien, charge or encumbrance upon any of PSI's assets, any mortgage, deed of trust or other agreement or instrument to which PSI is a party except to the extent PSI shall have obtained a waiver or release thereof.
Section 4.5.  SEC Documents; Undisclosed Liabilities.
(a) PSI has filed with the SEC PSI's registration statement on Form SB-2 (the "PSI SB-2"), which became effective on August 9, 1995 (the "PSI SB-2 Effective Date"), and all required reports, schedules, forms, statements and other documents since PSI's SB-2 Effective Date (together with the PSI Form SB-2, the "PSI SEC Documents"). As of their respective dates, the PSI SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and none of the PSI SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) As of their respective dates, the financial statements of PSI included in the PSI SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position of PSI as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c) Attached hereto as Schedule 4.5 are the audited financial statements of PSI for the year ended December 31, 1996 ("PSI 1996 Financial Statements"). The PSI 1996
Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present, in all material respects, the financial position of PSI as of such date and the results of its operations and cash flows for the period then ended.
(d) Except as set forth in the filed PSI SEC Documents, or in Schedule 4.5, as of the date of this Agreement, PSI does not have any liabilities or obligations of any nature
(whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a balance sheet of PSI or in the notes thereto and which, individually or in the aggregate, would have a material adverse effect on PSI.
(e) None of the information contained in the Proxy Statement or any Other Filing shall, on the date the Proxy Statement is first mailed to stockholders or any such Other Filing is made, as the case may be, at the time of PSI Stockholders Meeting or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.
Notwithstanding the foregoing, PSI makes no representations or warranties with respect to any information supplied by Parent or Acquisition specifically for use in any of the foregoing documents. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and any Other Filings filed by PSI shall comply as to form in all material respects with all applicable requirements of law.
Section 4.6.  Inventory.
Except as set forth on ScheduleE4.6 hereto, all inventory set forth on the PSI 1996 Financial Statements, and all additions to inventory since December 31, 1996, consist of items of a quantity and quality usable or salable in the ordinary course of the business at prevailing market prices without discount. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. Except as set forth in Schedule 4.6 hereto, since December 31, 1996, no inventory items have been sold or disposed of except in the ordinary course of business. ScheduleE4.6 sets forth the locations of all items of inventory.
Section 4.7.  Accounts Receivable.
All accounts receivable as shown on the PSI 1996 Financial Statements or on the accounting records of PSI as of the date hereof are valid, genuine and subsisting, have arisen in the ordinary course of business from customers believed to be commercially responsible, and the reserves shown on PSI's 1996 Financial Statements are adequate and calculated consistent with past practice and consistent with generally accepted accounting principles. Since December 31, 1996, any proceeds collected on accounts receivable have been applied only to liabilities set forth on the PSI 1996
Financial Statements.
Section 4.8.  Material Contracts and Obligations.
(a) Except for matters relating to real property listed on ScheduleE4.9 hereto, ScheduleE4.8(a) is a true, complete and accurate list prepared by PSI, categorized by subject matter, of the following contracts, agreements, commitments, options, liens, licenses, mortgages, other security interests, understandings or promises, whether written or oral ("Contract"), to which PSI is a party or by which it is or any of its properties or assets are bound:
(i) purchase or sale orders and agreements to or with any one customer or supplier for the sale of products or services of an amount or value in excess of $5,000;
(ii) all employment contracts with any officer, consultant, director or employee;
(iii) all plans, contracts or arrangements providing for stock options or stock purchases, bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;
(iv) all contracts for construction or for the purchase of equipment, machinery and other items;
(v) all contracts relating to the rental or use of equipment, other personal property or fixtures (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);
(vi)    all license agreements, either as licensor or licensee;
(vii) all joint venture contracts and agreements involving a sharing of profits;
(viii)  all franchise agreements;
(ix) all distributor, sales agency and other similar agreements;
(x) all loan or guaranty agreements, credit agreements, notes or other evidences of indebtedness, indentures or instruments evidencing liens or secured transactions; and
(xi) all other contracts, except those which: (i) are cancelable on 30 days' or less notice without any penalty or other financial obligation, or (ii) if not so cancelable, involve annual aggregate payments by or to PSI of $5,000 or less.
Each of the Contracts were entered into in the ordinary course of business, is valid, binding and enforceable by or against PSI and is in full force and effect. Except as set forth on Schedule 4.8(a), neither PSI nor (to the knowledge of PSI) any other party thereto is in default in any respect under the terms of any material Contract. PSI has delivered to Parent true and complete copies or descriptions of the Contracts required to be listed in ScheduleE4.8(a).
(b) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will result in the creation or imposition of any lien upon any of the property or assets of PSI, or conflict in any way with the provisions of or result in a breach of or termination of or a default or acceleration of any obligation under, or except as set forth on ScheduleE4.8(b), require the consent of any person pursuant to, any such Contract.
(c) There is no term or provision of any Contract to which PSI is a party or by which it or any of its properties are bound, or of any provision of any state, Federal or foreign law, judgment, decree, order, statute, rule or regulation applicable to or binding upon PSI or its properties, which materially adversely affects the business, condition, affairs or operations of PSI or any of its properties or assets.
Section 4.9.  Title to Real Property; Liens; Condition of
Properties.
(a) ScheduleE4.9 contains an accurate legal description by categories of PSI's real estate and easements and other rights in real property, owned or leased by or to PSI. All such leases of real property are valid, binding and enforceable in accordance with their terms, and, except as set forth on Schedule 4.9, neither PSI nor, to PSI's knowledge, any other party thereto is in default thereunder.
(b) To the best of PSI's knowledge PSI has all of the property and property rights used or necessary in the operation of the Business as presently conducted. Except for minor defects in title which do not materially affect their use or value, and except for leased assets set forth on Schedule 4.9, PSI owns good and marketable title to all of its real and personal property free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, charges, or claims of third parties of any nature whatsoever except as set forth on ScheduleE4.8(a) or 4.9 hereto, all of which shall be released and discharged prior to the Closing Date.
(c) To PSI's knowledge, all real estate leased to PSI, and all machinery, equipment, leasehold improvements, furniture, furnishings, plant and office equipment and other fixed assets of PSI, and PSI's use of the same, comply in all material respects with all applicable ordinances and regulations and building, zoning or other laws. All such assets are and will be, as of the Closing Date, in good working order and condition and suitable for use in the operation of the business of PSI, subject to ordinary wear and tear.
Section 4.10.  Licenses.
The licenses listed on ScheduleE4.10 hereto (the "Licenses") constitute all licenses, permits, and governmental authorizations and approvals necessary for the operation of PSI's business. PSI has duly obtained and legally and validly holds all the Licenses, all of which are valid and in full force and effect. No proceeding (judicial, administrative, or otherwise) has been commenced or to PSI's knowledge threatened which could lead to a revocation, suspension, or limitation of the rights under any License, and PSI is in compliance with each of the Licenses and knows of no state of fact which could lead to any such revocation, suspension, or limitation. The Licenses expire on the dates set forth on ScheduleE4.10, and PSI has no reason to believe that any of the Licenses will not be renewed, nor has any person or entity informed PSI that such person or entity intends to oppose any such renewal. PSI has delivered to Parent true and complete copies of each of the Licenses.
Section 4.11.  Arm's-Length Transactions, Conflicts of
Interest.
To the knowledge of PSI: (a) all transactions by PSI with parties other than PSI are and have been conducted on an arm's-length basis, and (b) neither the elected officers of PSI nor the key employees of PSI, or their respective spouses, have (or had during the past three fiscal years) any material direct or indirect ownership or profit participation in outside business enterprises with which PSI had material purchases, sales or business dealings.
Section 4.12.  Intellectual Property.
There is set forth in ScheduleE4.12 hereto a true and complete list of all domestic and foreign patents, copyrights, trademarks, trade names, and all registrations or applications with respect thereto, and all licenses or rights under the same relating to the Business presently owned by PSI. There is not outstanding with respect thereto any license or other permission granted by PSI to any other person, firm or corporation, except as set forth in ScheduleE4.12. PSI owns or possesses adequate licenses or other rights (to the extent that the license fees provided for in the applicable license agreements have been paid) to use every item of intellectual property used in its business and the same are sufficient to conduct the business substantially as now conducted. There are no outstanding claims asserted against PSI alleging infringement of any patent, copyright, trademark, trade name, trade secret, license or other intellectual property right of any other person, firm or corporation, and PSI does not hold, nor is PSI aware that there exists any adversely held patent, copyright, trademark, trade name or license or other intellectual property right on which such a claim could reasonably be based. PSI does not know of any person, firm or corporation producing, selling or using products or services which constitute an infringement of any of PSI's intellectual property rights or other proprietary rights.
Section 4.13.  Absence of Certain Developments.
Except as set forth on ScheduleE4.13 attached hereto or on any other Schedule to the Agreement, since December 31, 1996, PSI has not:
(i) entered into any contract, commitment or agreement under which PSI has outstanding indebtedness, obligation or liability for borrowed money or deferred purchase price of property in excess of $10,000 or has the right or obligation to incur such indebtedness, obligation or liability;
(ii) discharged or satisfied any lien or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business;
(iii) mortgaged or pledged any of its assets, tangible or intangible, or subjected them to any lien, except liens for current property taxes not yet due and payable;
(iv) sold, leased, subleased, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business, or canceled any debts or claims;
(v) suffered any substantial losses on the sale or disposition of individual items of non-inventory property or waived any rights of material value (other than in connection with the cancellation of sales orders), whether or not in the ordinary course of business, or received notice of cancellation of any firm order in excess of $5,000;
(vi) made any changes in employee compensation, vacation policies or fringe benefit plans, except in the ordinary course of business and consistent with past practices and not in excess of 5% of any employee's compensation level during its most recently completed fiscal year;
(vii) entered into any other transaction other than in the ordinary course of business, or entered into any other material single transaction, whether or not in the ordinary course of business which involves payments by or to PSI in excess of $50,000 with respect to the purchase of raw materials, $50,000 with respect to the sale of inventory, and $50,000 with respect to other transactions:
(viii) suffered damage, destruction or other casualty loss, or forfeiture of, any property or assets having a value in excess of $10,000, whether or not covered by insurance or which has had or may reasonably be expected to have a material adverse effect on its business, financial condition or prospects;
(ix) made any capital expenditures, additions or improvements or commitments for the same, except those made in the ordinary course of business which in the aggregate do not exceed $20,000;
(x) made any voluntary prepayments of indebtedness or lease obligations;
(xi)    made any change in accounting procedures or practices;
(xii) authorized or effected any declaration, setting aside or payment of any dividends or other distribution (whether in cash, stock or property) with respect to any of PSI's capital stock;
(xiii) authorized or effected any split, combination or reclassification of any of its capital stock or any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
(xiv) entered into any agreement or understanding to do any of the foregoing.
Section 4.14.  Undisclosed Liabilities.
Except as set forth on Schedule 4.14, PSI does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and PSI does not know of any basis for any claim against PSI for any such material liabilities or obligations, except: (i) to the extent set forth in this Agreement or in the Schedules hereto or shown in the PSI
1996 Financial Statements or (ii) liabilities or obligations incurred in the ordinary course of business since December
31, 1996.
Section 4.15.  Litigation; Compliance with Law.
Except as set forth on Schedule 4.15, there are no actions, suits, claims, proceedings or investigations (whether or not purportedly on behalf of or against PSI) pending or, to PSI's knowledge, threatened against PSI at law or in equity, or before or by any Federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. PSI is not in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. PSI has complied in all material respects with all laws, regulations and orders applicable to the Business, including, without limitation, all laws relating to the safe conduct of business and environmental protection and conservation. PSI has not received notification of any asserted past or present failure so to comply with any of such laws or with the Federal
Occupational Safety and Health Act that has not been remedied. PSI has no knowledge of any pending or threatened litigation or government action which could prohibit or interfere with the performance of this Agreement.
Section 4.16.  Employee Claims against PSI.
Except as set forth on Schedule 4.16, no officer or employee of PSI has any claim or claims against PSI, and PSI is not obligated or liable to any of such persons in any way or for any amounts, except current salaries, wages and current and accrued vacation pay and bonuses, severance obligations, reimbursable business expenses incurred in the ordinary course of business and incentive compensation.
Section 4.17.  Intentionally Omitted.
Section 4.18.  Employee Benefit Plans.
(a) ScheduleE4.18 contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of PSI and all fixed or contingent liabilities or obligations of PSI with respect to any person now or formerly employed by PSI including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies. Except as listed in Schedule 4.18, PSI maintains no other employee benefit plan or arrangement applicable to the employees of PSI and possesses no other fixed or contingent liabilities or obligations with respect to any person now employed by PSI. ScheduleE4.18 also includes true and complete copies of all employee handbooks, rules and regulations.
(b) PSI has furnished Parent with copies of all applicable plan documents, trust documents, insurance contract summary plan descriptions of the written plans and arrangements listed in ScheduleE4.18 and with descriptions, in writing, of the unwritten plans and arrangements listed in ScheduleE4.18.
(c) PSI has no employee benefit plans that are tax qualified plans under Sections 401 etEseq. of the Internal Revenue Code of 1986, as amended (the "Code").
(d) All employee benefit and welfare plans or arrangements listed in ScheduleE4.18 were established and have been executed, managed and administered in all material respects in accordance with all applicable requirements of the Code, of the Employee Retirement Income Security Act of 1974, as amended, and of other applicable laws. PSI is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There have been no federal pension law excise taxes assessed against any of the benefit or welfare plans, and PSI is not aware of any proceedings or events that could result in the assessment of such excise taxes.
(e) There exists no action, suit or claim (other than routine claims for benefits) with respect to any of such plans or arrangements pending or, to the knowledge of PSI, threatened against any of such plans or arrangements, and PSI possesses no knowledge of any facts which could give rise to any such action, suit or claim. Except as set forth in ScheduleE4.18, PSI is not a party to any multi-employer pension benefit or welfare plans.
Section 4.19.  Labor Relations.
PSI is not a party to or subject to any collective bargaining agreements. Except as described in ScheduleE4.8(a) hereto, PSI has no written or oral contracts of employment with any employee. PSI has provided Parent with true and complete copies of all such written contracts of employment and true and accurate memoranda of any such oral contracts.
PSI has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor including, without limitation, those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with-any of the foregoing. There are no material controversies, disputes or proceedings pending or, to the best of its knowledge, threatened, between PSI and PSI's employees (singly or collectively). In this regard, PSI is now in material compliance with all Federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice within the meaning of Section 8(a) of the Labor Management Relations Act of
1947. There are no claims or complaints pending or to PSI's knowledge threatened against PSI before any court or governmental agency involving allegedly unlawful employment practices relating to PSI, except as referred to in ScheduleE4.19. To the knowledge of PSI, there are no union campaigns being conducted to solicit cards from employees to authorize any additional unions or to request a National
Labor Relations Board certification election with respect to any of PSI's employees.
Section 4.20.  Insurance Policies.
PSI has furnished Parent with a list, attached hereto as ScheduleE4.20, which sets forth a brief description of all policies of fire, liability and other forms of insurance currently maintained in force by PSI in respect to PSI's business and assets.
Section 4.21.  Bank Accounts.
Schedule 4.21 attached hereto sets forth the name and location of each bank in which PSI has an account, lock box or safe-deposit box and names of all persons authorized to draw thereon or have access thereto.
Section 4.22.  Capitalization.
(a) The authorized capital of PSI consists of 30,000,000 shares of common stock, $.01 par value ("PSI Common Stock").
As of the close of business on September 30, 1997: (i) 8,101,521 shares of PSI Common Stock were issued and outstanding; (ii) no shares of PSI Common Stock were held by PSI in its treasury; (iii) 954,079 shares of PSI Common
Stock were reserved for issuance pursuant to PSI's stock option plans; (iv) 365,820 shares of PSI Common Stock were reserved for issuance under bridge warrants exercisable through April 2000; (v) 45,608 shares of PSI Common Stock were reserved for issuance under warrants issued in connection with 8% secured notes; (vi) 3,599,500 shares of PSI Common Stock were reserved for issuance under Class A Warrants exercisable through August 9, 2000; (vii) 359,950 shares of PSI Common Stock were reserved for issuance under an option exercisable through 2000; (viii) 359,950 shares of PSI Common Stock were reserved for issuance under Class A Warrants exercisable through 2000; and (ix) 432,303 shares of PSI Common Stock were reserved for issuance in connection with the principal portion of PSI Convertible Notes.
(b) Except as set forth above, at the close of business on September 30, 1997, no shares of capital stock or other voting securities of PSI were issued, reserved for issuance or outstanding. From September 30, 1997 to the date of this Agreement, no shares of capital stock or other securities of PSI have been issued. PSI's outstanding convertible securities are set forth on Schedule 4.22. Except as set forth on Schedule 4.22, there are no other outstanding securities, options, warrants, rights, agreements, arrangements or undertakings of any kind, to which PSI is a party or by which it is bound, obligating PSI to issue, grant, extend or enter into any such security, option, warrant, right, agreement, arrangement or undertaking, and no events have occurred that would cause that would lower the exercise price or increase the number of shares of PSI Common Stock into which any such securities can be converted.
Section 4.23.  Disclosure.
PSI has provided Parent with complete and accurate information as to PSI and its affairs. No representation or warranty made by PSI set forth herein, or in any Schedule hereto, in any supplement to any Schedule, in the Management Agreement, or in any certificate or other document delivered or to be delivered in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statement not misleading in light of the circumstances in which it was made.
ARTICLE V
REPRESENTATIONS AND WARRANTIES BY PARENT AND ACQUISITION
In order to induce PSI to enter into this Agreement and to consummate the transactions contemplated hereunder, each of Parent and Acquisition makes the following representations, warranties, covenants and agreements:
Section 5.1.  Corporate Existence and Qualification.
Each of Parent and Acquisition is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted and as it will be conducted on the Closing Date. Parent is qualified to do business as a foreign corporation in all states where the conduct of its business so requires, including Rhode
Island and New York. The only subsidiary of Parent is Acquisition.
Section 5.2.  Access's Corporate Documents.
Copies of (i) the Restated Certificate of Incorporation and By-Laws, including the respective amendments thereto, of Parent, certified by the Assistant Secretary of Parent, and
(ii) the Certificate of Incorporation and By-Laws of Acquisition, certified by the Assistant Secretary of Acquisition have been, or as of the Closing Date shall have been, delivered to PSI, and such copies are true, complete and correct.
Section 5.3.  Authorization of Agreement, Etc.
(a) Each of Parent and Acquisition has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. Except for the Parent Stockholder Approval, all corporate and other actions required to be taken by each of Parent and Acquisition to authorize it to carry out this Agreement and the transactions contemplated hereby, have been, or as of the Closing Date shall have been, duly and properly taken.
This Agreement has been duly executed and delivered by each of Parent and Acquisition, and constitutes a valid and binding obligation of each of Parent and Acquisition, enforceable against each of Parent and Acquisition, respectively, in accordance with its terms. The Management Agreement has been duly executed and delivered by Parent, and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. Neither the execution and delivery by each of Parent and Acquisition of this Agreement, the merger contemplated hereby nor the delivery of the Access Merger Shares, the Access Merger Warrants or the Series A Preferred Stock of the Surviving Corporation, violate or will violate any provision of law applicable to, or any provision of the corporate charter or by-laws of Parent or Acquisition, or conflict with or will result in any breach of any term, condition or provision of, or constitute or will constitute (with due notice or lapse of time or both) a default under, or will result in the creation or imposition of any lien, charge or encumbrance upon any property of Parent, Acquisition, or upon the Access Merger Securities or Preferred Stock Shares, pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which either Parent or Acquisition is a party or by which or to which either Parent or Acquisition or the Access Merger Shares, the Access Merger Warrants or the Series A Preferred Stock of the Surviving Corporation, are subject or bound, except to the extent that Parent or Acquisition shall have obtained a waiver or release thereof.
(b) The execution and delivery by each of Parent and Acquisition of this Agreement the merger contemplated hereby and the delivery of the Access Merger Shares, the Access
Merger Warrants or the Series A Preferred Stock of the Surviving Corporation or any other transaction contemplated hereby require no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity except as referenced in Section 5.8.
Section 5.4.  Absence of Certain Developments.
Except as set forth in Schedule 5.4 attached hereto, since December 31, 1996, Parent has not: (i) had any change or changes in its condition, operations, business, properties, assets or liabilities of any character, whether or not in the ordinary course of business, that has had individually or in the aggregate, a material adverse effect; (ii) made any changes in accounting procedures or practices; (iii) authorized or effected any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock; or (iv) entered into any agreement or understanding to do any of the foregoing.
Section 5.5.  Undisclosed Liabilities.
Neither Parent nor Acquisition have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and neither
Parent nor Acquisition have any knowledge of any basis for any claim against Parent or Acquisition for any such material liabilities or obligations, except: (i) to the extent set forth in this Agreement or in the Schedules hereto or shown in Parent's December 31, 1996 unaudited financial statements or (ii) liabilities or obligations incurred in the ordinary course of business since December
31, 1996.
Section 5.6.  Litigation; Compliance with Law.
There are no actions, suits, claims, proceedings or investigations pending or, to either Parent or Acquisition's knowledge, threatened against Parent or Acquisition at law or in equity, or before or by any Federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign.
Neither Parent nor Acquisition is in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality pertaining to it. Each of Parent and Acquisition has complied in all material respects with all laws, regulations and orders applicable to their respective businesses, including, without limitation, all laws relating to the safe conduct of business and environment protection and conservation. Neither Parent nor Acquisition have received notification of any asserted past or present failure so to comply with any of such laws or with the federal
Occupational Safety and Health Act that has not been remedied. Neither Parent nor Acquisition have knowledge of any pending or threatened litigation or government action which would prohibit or interfere with their respective performance of this Agreement.
Section 5.7.  Capitalization; Status of Access Common
Shares.
(a) The authorized capital stock of Parent consists of 13,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. Except as set forth in the Prospectus dated November 16, 1996, previously delivered by Parent to PSI or as set forth on Schedule 5.7 hereto, there are not, and on the Closing will not be, outstanding: (i) any options, warrants or other rights to purchase any capital stock of Parent;
(ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Parent.
(b) The authorized capital stock of Acquisition consists of 1000 shares of Common Stock, par value $.01 per share, and 200,000 shares of preferred stock, par value $.01 per share.
(c) Except as set forth above, no shares of capital stock or other voting securities of Parent or Acquisition are issued, reserved for issuance or outstanding. There are no other outstanding securities, options, warrants, rights, agreements, arrangements or undertakings of any kind, to which either Parent or Acquisition is a party or by which either is bound, obligating Parent or Acquisition to issue, grant, extend or enter into any such security, option, warrant, right, agreement, arrangement or undertaking.
(d) The Access Merger Shares and the Access Merger Warrants to be delivered to the stockholders of PSI (or for their account) in connection with the transactions contemplated hereby will be, at the time of delivery, duly authorized, fully paid and non-assessable and free and clear of all liens, claims and encumbrances. At the time of delivery the Access Merger Shares and the Access Merger Warrants shall be free of any transfer restriction legends other than the legend provided for in Section 11.1 hereof.
Section 5.8.  SEC Filings.
(a) Parent has filed with the SEC all reports and filings required to be filed with the SEC pursuant to the Securities Act, the Exchange Act, and any other applicable federal securities laws, including without limitation: (i) its Prospectus dated October 16, 1996, relating to its offering of 1,066,667 Units, each Unit consisting of two shares of common stock and one redeemable warrant; (ii) its quarterly reports on Form 10-QSB for the quarterly periods ending September 30, 1996, December 31, 1996, and March 31, 1997, respectively; and (iii) its annual report on Form 10-KSB for the fiscal year ending June 30, 1997.
(b) All of the reports and filings referred to in subparagraph (a) and any that are filed prior to the Closing comply and will comply in all material respects as to form and substance with the applicable federal securities laws pursuant to which they were filed. To the best of Parent's knowledge, no such report or other filing, or any exhibit, schedule or attachment thereto (whether or not incorporated by reference) contains or will contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which such statements were made.
(c) Except as may be disclosed in such reports and filings, there has not been any material adverse change in the business, operations or liabilities or prospects of Parent since June 30, 1997, and the filings and reports listed in the clauses (i), (ii) and (iii) inclusive, of subparagraph
(a), fairly and accurately reflect such business, operations and liabilities and prospects as of the respective dates thereof. Without limiting the generality of the foregoing sentence, Parent has not filed a report on Form 8-K since
June 30, 1997.
Section 5.9. Information Supplied by Parent or Acquisition. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in the Proxy Statement, in any other filing of PSI or in the Form S-4 will, at the time of the PSI Stockholder Meeting or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement not misleading in light of the circumstances under which they were or will be made.
ARTICLE VI
CONDUCT PRIOR TO CLOSING
From and after the execution of this Agreement, and until the Closing Date:
Section 6.1.  Carry On in Ordinary Course.
PSI shall carry on in the ordinary course of business and substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation, or make any capital expenditures, or issue or agree to issue any convertible securities or PSI Common Stock (except upon conversion of any convertible securities listed on Schedule 4.22), or take any action other than in the ordinary course.
Section 6.2.  No General Increases.
Without the prior written consent of Parent, PSI shall not grant any general or uniform increase in the rates of pay of its employees nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment relating to its employees; and except as approved in writing by Parent, PSI shall not increase the compensation payable or to become payable to officers or key salaried employees of PSI, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, key salaried employees or agents of PSI.
Section 6.3.  Contracts and Commitments.
PSI shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business of and consistent with the business practices of PSI without the prior written consent of Parent; provided, however, that PSI shall be permitted to issue the PSI Preferred Stock to the holders of the PSI Convertible Notes in exchange for such PSI Convertible
Notes.
Section 6.4.  Dispositions and Sale of Assets.
PSI shall not sell or dispose of or agree to sell or dispose of, any of its assets (other than inventory in the ordinary course of business).
Section 6.5.  Preservation of Organization.
PSI shall use its reasonable best efforts, provided that no material expenditure is required, to preserve intact its business organization, to keep available the services of current employees and to preserve its present relationships with its suppliers and customers and others having business relations with PSI.
Section 6.6.  No Default.
PSI shall not knowingly do any act or omit to do any act, or (to the extent controllable by PSI) permit any act or omission to act, which will cause a breach of any material contract, commitment, judgment, order, injunction or obligation relating to PSI's assets or business.
Section 6.7.  Compliance with Laws.
PSI shall duly comply with all applicable laws in all material respects as may be required for the operation of its business and for the valid and effective merger and the consummation of the transactions contemplated hereby.
Section 6.8.  Operation of Business.
PSI shall take or suffer no action as shall render any warranty or representation contained in Article IV untrue, inaccurate or misleading at Closing.
Section 6.9.  Consents.
PSI shall use its best efforts to obtain all written consents of third parties necessary to effectuate the Merger and transactions contemplated hereby, but shall not be obligated to make any payments to third parties in so doing unless PSI has heretofore agreed with any third party to make such payments.
Section 6.10.  Advisement of Changes.
PSI, Parent or Acquisition, as the case may be, shall promptly advise the other party orally and in writing upon its becoming aware of: (i) any representation or warranty made by it in this Agreement being untrue or inaccurate as of the date made in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event which would have a material adverse effect on such party or on the ability of the conditions set forth in Articles VII or VIII to be satisfied; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Should either party become aware of a condition that requires a change in the Schedules to this Agreement to ensure they were accurate on the date made, PSI, Parent or Acquisition, as the case may be, will promptly deliver to the other party a supplement to such Schedules specifying such change.
Section 6.11.  No Solicitation.
(a) PSI shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, PSI, directly or indirectly: (i) solicit, initiate or knowingly encourage the submission of any takeover proposal (as defined below), (ii) enter into any agreement providing for any takeover proposal or (iii) participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate the making of, any takeover proposal; provided, however, that if, at any time prior to the receipt of PSI Stockholder Approval, the Board of Directors of PSI determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to PSI's stockholders under applicable law, as advised by outside counsel, PSI may, with respect to an actual or potential unsolicited takeover proposal and subject to compliance with Section 6.11: (x) furnish non-public information with respect to PSI to such person making such actual or potential unsolicited takeover proposal and
(y) participate in negotiations regarding such proposal.
(b) Neither the Board of Directors of PSI nor any committee thereof shall: (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Closing, (ii) approve or recommend or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal.
(c) In addition to the obligations of PSI set forth in paragraphs (a) and (b) of this Section 6.11, PSI shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal which, in any such case, is either: (i) in writing or (ii) made to any executive officer or director or representative of PSI, the identity of the person making any such request (to the extent practicable), takeover proposal or inquiry and all the material terms and conditions thereof. PSI will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.
For purposes of this Agreement, the term takeover proposal shall mean any proposal for a merger, consolidation or other business combination involving PSI or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of PSI other than the transactions contemplated by this Agreement.
Section 6.12.  No Delaying Transactions.
Between the date of this Agreement and the Closing Date, PSI, Parent and Acquisition will not enter into any transaction or enter into negotiations for any transaction that will delay the consummation of the transactions contemplated by this Agreement.
Section 6.13.  Lock-Up Agreements.
Prior to the Closing, Parent shall use its reasonable best efforts to cause such of its shareholders who have executed so-called "lock-up" agreements to execute a new lock-up agreement containing a schedule substantially in the form of the schedule set forth in Exhibit D-1. If PSI is reasonably satisfied with the percentage of such shareholders of Parent who have executed such a lock-up agreement, then, following the Effective Date, in order to obtain the Merger
Consideration as set forth in Section 2.4, PSI's shareholders shall execute and deliver a lock-up agreement substantially in the form of Exhibit D-1. Otherwise, PSI's shareholders shall execute and deliver a lock-up agreement substantially in the form of Exhibit D-2 (the form of lock-up agreement to be so executed and delivered by PSI's shareholders shall be referred to as the Lock-Up Agreement).
Section 6.14.  Best Efforts.
Between the date of this Agreement and the Closing Date, PSI, Parent and Acquisition will each use its reasonable best efforts to cause the conditions in Article VII and VIII to be satisfied.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION
The obligations of each of Parent and Acquisition to take the actions required to be taken by each of Parent and Acquisition, respectively, at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent or Acquisition, in whole or in part):
Section 7.1.  Compliance by PSI; Correctness of
Representations and Warranties of PSI.
Except to the extent that PSI has delegated operational control of the Business to Parent pursuant to the Management Agreement, PSI shall have complied with and performed in all material respects all the terms, covenants and conditions of this Agreement to be complied with and performed (except as would not have a material adverse effect on the business or assets of PSI), and each of the representations and warranties made by PSI under this Agreement shall be true and correct in all material respects as of the date of this Agreement (other than those representations and warranties that expressly relate to an earlier date).
Section 7.2.  Certified Resolutions of PSI.
PSI Stockholder Approval shall have been obtained, and PSI shall have delivered to Parent a certificate signed by the Secretary or Assistant Secretary of PSI under its corporate seal setting forth the votes constituting the authorization and approval of the board of directors and stockholders of PSI of the Merger contemplated hereby on the terms set forth herein.
Section 7.3.  Approval by Parent's and Acquisition's
Counsel.
All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters have been approved by counsel for Parent and Acquisition, which approval will not be unreasonably withheld.
Section 7.4.  Opinions of Counsel for PSI.
(a) Parent and Acquisition shall have received an opinion of Shereff, Friedman, Hoffman & Goodman, LLP, counsel for
PSI, dated the Closing Date, in form and substance reasonably satisfactory to Parent, Acquisition and its counsel, to the effect that: (i) PSI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority, to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease; (ii) PSI has all requisite corporate power and authority to enter into this Agreement, to merge with Acquisition as provided in this Agreement and to carry out any other transactions and agreements contemplated hereby; (iii) to such counsel's knowledge, Section 4.22 accurately sets forth the capitalization of PSI (except as to the PSI Preferred Stock which is to be issued after the date hereof); (iv) all corporate and other proceedings required to be taken by or on the part of PSI to authorize PSI to carry out this Agreement and for PSI to merge with Acquisition and enter into and perform its obligations under any other closing documents have been duly and properly taken including any necessary approval by the stockholders of PSI of the transactions contemplated by this Agreement; (v) this Agreement and other closing documents have been duly executed and delivered by PSI and constitute valid and binding obligations of PSI enforceable in accordance with their terms; (vi) the execution, delivery and performance of this Agreement will not contravene any applicable provision of law, any order of any court or other agency of government known to such counsel, the Certificate of Incorporation or By-Laws of PSI, or, to such counsel's knowledge, conflict with or result in any breach of the terms of, or constitute a default under, any indenture, agreement or other instrument to which PSI is a party or by which PSI or any of its assets is bound other than as would not have a material adverse effect on the business of PSI; (vii) the execution and delivery of the Agreement and the consummation of the transactions contemplated by the Agreement do not require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, administrative or governmental body pursuant to any applicable law, statute, ordinance, rule or regulation applicable to PSI other than as would not have a material adverse effect on the business of PSI; (viii) there are no agreements known to such counsel pursuant to which PSI has pledged its assets, or granted a lien, security interest or encumbrance on any of the assets of PSI except as set forth in Schedule 4.9;
and (x) to the best of such counsel's knowledge, the information supplied by PSI in the Form S-4 (including any documents incorporated by reference therein) on the effective date of the Form S-4, the date of mailing of the Proxy Statement, and the date of the PSI Stockholder Meeting did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
In delivering such opinion and to the extent specified in such opinion and deemed appropriate by such counsel and counsel to Parent and Acquisition, such counsel may rely, as to factual matters, upon certificates of the officers of PSI and upon opinions of associate counsel satisfactory to Parent and Acquisition and its counsel. Such opinion shall be limited to matters of New York law, Delaware law and federal law.
(b) Parent and Acquisition shall have received an opinion of Cowan, Liebowitz & Latman, P.C., patent and trademark counsel to PSI, in form and substance reasonably satisfactory to Parent, Acquisition and their counsel.
Section 7.5.  Consents of Third Parties.
All necessary consents, waivers or approvals of third parties required for the lawful consummation of the transactions contemplated by this Agreement as set forth on
Schedule 4.8(b) shall have been obtained (and shown by evidence reasonably satisfactory to Parent) and shall be in full force and effect.
Section 7.6. Certificate of Chief Executive Officer of PSI. PSI shall have delivered to Parent and Acquisition a certificate of its Chief Executive Officer, certifying, in such form as Parent and Acquisition may reasonably request, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.5.
Section 7.7.  Approval of Governmental Authorities.
No court or governmental authority shall have issued any order, writ, injunction or decree prohibiting Parent or Acquisition from consummating the transactions contemplated hereby or shall have commenced or threatened any lawsuit concerning such transactions or indicated its opposition to such transactions.
Section 7.8.  Corporate Authority.
Parent shall have received all documents it shall have reasonably requested from PSI relating to the existence and corporate and tax good standing of PSI and the authority of PSI to enter into and consummate the transactions contemplated by this Agreement.
Section 7.9.  Exchange of PSI Convertible Notes.
PSI shall have consummated the exchange of all of the PSI Convertible Notes for PSI Preferred Stock and shall have provided evidence thereof reasonably satisfactory to Parent and its counsel.
Section 7.10.  Approval of Parent Stockholders.
If applicable pursuant to Section 3.1(c), the Parent Stockholder Approval shall have been obtained.
Section 7.11.  Form S-4 Effective.
The Form S-4 shall have become effective, and, at the Closing Date, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or contemplated by the SEC.
Section 7.12.  Termination of Certain Agreements.
PSI shall have terminated and provided evidence to Parent thereof, without further obligation or recourse, on terms reasonably satisfactory to both PSI and Parent, (i) the Consulting Agreement between PSI and Stephen Kornfeld, (ii) the Employment Agreement between PSI and William Weiss, and
(iii) the Underwriting Agreement and Merger and Acquisitions Agreement between PSI and A.R. Baron.
Section 7.13. Certificate of Merger. Parent shall have received evidence of filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to Section 251 of the DGCL with respect to the Merger.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF PSI
The obligation of PSI to take the actions required to be taken by PSI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PSI, in whole or in part):
Section 8.1.  Compliance by Parent and Acquisition;
Correctness of Representations and Warranties.
Each of Parent and Acquisition shall have complied with and performed in all material respects all the terms, covenants and conditions of this Agreement to be complied with and performed (except as would not have a material adverse effect on Parent or Acquisition), and all of the representations and warranties made by Parent or Acquisition under this Agreement shall be true and correct in all material respects as of the date of this Agreement (other than those representations and warranties that expressly relate to an earlier date).
Section 8.2.  Certified Resolutions of Parent and
Acquisition.
Each of Parent and Acquisition shall have delivered to PSI a certificate signed by its Secretary or Assistant Secretary, respectively, under its corporate seal, setting forth the votes or consents constituting the authorization and approval of the directors (and, if applicable pursuant to Section 3.1(c), the stockholders) of Parent and Acquisition of this Agreement and the transactions contemplated hereby on the terms set forth herein.
Section 8.3.  Approval by PSI's Counsel.
All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved by counsel for PSI, which approval will not be unreasonably withheld.
Section 8.4.  Opinion of EdwardsE& Angell.
PSI shall have received an opinion of Edwards & Angell, counsel for Parent and Acquisition, dated the Closing Date, in form and substance reasonably satisfactory to PSI and its counsel to the effect that: (i) each of Parent and Acquisition is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease; (ii) Parent is qualified to do business in Rhode Island and New Jersey; (iii) each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement, to enter into the Merger transaction, to deliver the Access Merger Securities and the shares of Series A Preferred Stock of the Surviving
Corporation and to carry out any of the transactions and agreements contemplated hereby; (iv) all corporate and other proceedings required to be taken on the part of each of Parent and Acquisition to authorize it to enter into this Agreement and to perform their respective obligations hereunder have been duly and properly taken; (v) this Agreement and the other closing documents have been duly executed and delivered by, and constitute the valid and binding obligations of each of, Parent and Acquisition enforceable in accordance with their terms; (vi) the execution, delivery and performance of this Agreement will not violate any provision of law, any order of any court or other agency of government known to such counsel, the corporate charter or By-Laws of either Parent or Acquisition, or to such counsel's knowledge, conflict with or result in any breach of the terms of, or constitute a default under, any indenture, agreement, or other instrument to which either Parent or Acquisition is a party or by which either or both of Parent or Acquisition or any of their respective assets are bound other than as would not have a material adverse effect on either or both of Parent or Acquisition; (vii) the execution and delivery of this Agreement and consummation of the transactions contemplated by the Agreement do not require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, administrative or governmental body pursuant to any law, statute, ordinance, rule or regulation applicable to either or both of Parent or Acquisition other than as would not have a material adverse effect on Parent or Acquisition; (viii) to such counsel's knowledge, Section
5.7 accurately sets forth the capitalization of each of Parent and Acquisition; (ix) to the best of such counsel's knowledge, the information supplied by Parent in the Form S-
4 (including documents incorporated by reference therein) on the effective date of the Form S-4, the date of mailing, and the date of the Parent Stockholder Meeting (if applicable) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(x) Acquisition's corporate existence as a separate entity has ceased, and all of the issued and outstanding common stock of the Surviving Corporation is owned by Parent, and
(xi) each of the Access Merger Securities and shares of Series A Preferred Stock delivered to the stockholders of PSI are duly authorized, fully paid and non-assessable, free and clear of liens, claims and encumbrances and any transfer restrictions and legends other than, with respect to the Access Merger Securities, the legend provided in Section
11.1 hereof and the Lock-Up Agreement, and, with respect to the shares of Series A Preferred Stock of the Surviving Corporation, any legends reflecting that such securities are not registered under the Securities Act or any state securities law.
In delivering such opinion and to the extent specified in such opinion and deemed appropriate by such counsel and counsel to PSI, such counsel may rely, as to factual matters, upon certificates of the officers of Parent and Acquisition and, upon opinions of associate counsel satisfactory to PSI and its counsel. Such opinion shall be limited to matters of New York law, Delaware law and federal law.
Section 8.5.  Certificate of President of Parent and
Acquisition.
Each of Parent and Acquisition shall have delivered to PSI a certificate of its President certifying, in such form as PSI may reasonably request, as to the fulfillment of the conditions set forth in Section 8.1 hereof.
Section 8.6.  Approval of Governmental Authorities.
No court or governmental authority shall have issued any order, writ, injunction or decree prohibiting PSI from consummating the transactions contemplated hereby, or shall have commenced or threatened any lawsuit concerning such transactions or indicated its opposition to such transactions.
Section 8.7.  Corporate Authority.
PSI shall have received all documents it shall have reasonably requested from each of Parent and Acquisition relating to the existence and corporate and tax good standing of Parent and Acquisition.
Section 8.8.  Access Merger Securities.
Parent shall have delivered certificates representing the Access Merger Securities to the Exchange Agent.
Section 8.9.  Form S-4 Effective.
The Form S-4 shall have become effective, and on the Closing Date, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or contemplated by the SEC.
Section 8.10.  Certificate of Merger.
PSI shall have received evidence of filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to Section 251 of the DGCL with respect to the Merger.
        Section 8.11 Plan of Financing. Prior to the mailing of the Proxy Statement to PSI's shareholders, Parent shall have received and presented to PSI's Board of Directors a copy of a bona fide written third-party proposal for financing the Surviving Corporation for at least 12 months following the Merger, and PSI's Board of Directors shall be reasonably satisfied that the proposal is attainable. If, within 5 business days of its receipt of such proposal, PSI's Board of Directors does not object to the mailing of the Proxy Statement on the grounds that it has not received the proposal or is not reasonably satisfied that it is attainable, Parent shall be deemed to have presented a satisfactory plan of financing and PSI shall not thereafter have any rights under this Section 8.11.

ARTICLE IX
FEES AND EXPENSES
Section 9.1.  Fees and Expenses.
Parent, Acquisition and PSI will pay their respective
expenses, including the expenses of their legal and
accounting representatives and management consultants, in connection with the origin, negotiation, execution and performance of this Agreement, provided, however, that if the Closing occurs, Parent and Acquisition shall assume and
pay at the Closing PSI's reasonable expenses in connection
therewith.
Section 9.2.  Termination Fee.
PSI shall pay, or cause to be paid, in same day funds to
Parent or Acquisition Seven Hundred Fifty Thousand Dollars ($750,000) (the "Termination Fee") upon demand if: (i)
Parent, Acquisition or PSI terminates this Agreement
pursuant to Section 10.1(g); or (ii) if Parent, Acquisition
or PSI terminates this Agreement pursuant to Section 10.1(c) where there shall have been made public prior to the PSI Stockholder Meeting a takeover proposal involving PSI. PSI acknowledges that the agreement contained in this Section
9.2 is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent and Acquisition would not enter into this Agreement.
Accordingly, if PSI fails promptly to pay the amount due pursuant to this Section 9.2, and in order to obtain such payment, Parent or Acquisition commences a suit that results in a judgment against PSI for the Termination Fee, PSI shall pay to Parent or Acquisition its reasonable costs and expenses (including reasonable attorneys' fees) in
connection with such suit, together with interest on the
amount of the Termination Fee at the prime rate of Fleet National Bank in effect on the date such payment was required to be made.
ARTICLE X
TERMINATION AND EFFECT
Section 10.1.  Termination of Agreement.
This Agreement may be terminated by notice given prior to or at the Closing, whether before or after PSI Stockholder Approval or the Parent Stockholder Approval:
(a) At the election of PSI, if any one or more of the conditions in Article VIII to the obligation of PSI to
Closing has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PSI to comply with its obligations under this Agreement) and PSI has not waived such condition on or before the Closing Date;
(b) At the election of Parent or Acquisition, if any one or more of the conditions in Article IX to the obligations of Parent or Acquisition to Closing has not been satisfied as of the Closing Date or if satisfaction of such a condition
is or becomes impossible (other than through the failure of Parent or Acquisition to comply with its obligations under this Agreement) and Parent or Acquisition has not waived
such condition on or before the Closing Date;
(c) At the election of PSI, Parent or Acquisition, if PSI Stockholders Meeting shall have concluded without PSI Stockholder Approval having been obtained;
(d) At the election of Parent or Acquisition, if the Access Stockholder Meeting shall have concluded without the Access Stockholder Approval having been obtained (if applicable);
(e) At the election of PSI or Access, if a breach of any provision of this Agreement has been committed by the other party which has a material adverse effect and such breach has not been waived;
(f) At the election of Access or PSI, if the Closing shall not have taken place on or before January 31, 1998 (or such later date as may be agreed to in writing by Access and
PSI), provided that the party exercising such right of termination shall not then be in default under its obligations hereunder;
(g) At the election of PSI or Access, if the Board of Directors of PSI approves or recommends a bona fide takeover proposal to merge with or into PSI or to acquire, directly or indirectly, all or a substantial portion of the shares of PSI Common Stock then outstanding or all or substantially all of the assets of PSI and otherwise on terms that the
Board of Directors of PSI determines in its good faith
judgment to be more favorable to PSI's stockholders than the transactions contemplated by this Agreement; or
(h)     By mutual written consent of Access and PSI.
Section 10.2.  Effect of Termination.
If this Agreement is terminated pursuant to Section 10.1,
all further obligations of the parties under this Agreement will terminate, and this Agreement shall become null and void and of no further effect, except for the provisions of Sections 9 and 15.5, without any liability on the part of any party or any of its employees, representatives, agents, directors, officers or stockholders; provided, however, that if this Agreement is terminated by a party because of a
willful breach of the Agreement by the other party or
because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination; and, provided, further, that recovery for any damages suffered shall be limited to actual out of pocket expenses incurred as a result of such breach; and provided, further, that if this Agreement is terminated due to failure to obtain the Access Director Approval or the Access Stockholder Approval (if applicable), or due to the failure of the condition contained in Section 8.11 of this
Agreement, Access will amend the Convertible Promissory Note dated January 29, 1997, issued by PSI so as to extend the Maturity Date (as defined therein) to May 31, 1998. If a condition precedent to any party's obligation is not satisfied, nothing contained herein shall be deemed to
require such party to terminate this Agreement, rather than
to waive such condition and proceed with the Closing.
ARTICLE XI
ACKNOWLEDGMENTS OF PSI
Section 11.1.  Restricted Securities.
All certificates representing the Access Merger Securities shall be stamped with a legend in substantially the following form:
The holder of this certificate has agreed, prior to [insert termination date of Lock-Up], not to directly or indirectly issue, offer to sell, sell, grant an option for the sale of, transfer, assign, hypothecate, pledge, or otherwise dispose of or encumber (either pursuant to Rule 144 of the
regulations under the Securities Act of 1933, as amended, or otherwise), the securities represented by this certificate, whether or not beneficially owned or registered in the name of the holder, without the prior written consent of Access Solutions International, Inc. ("Company") and Joseph Stevens
& Company, Inc., ("JSC"), except to the extent set forth in
an agreement dated [__________, 1997] among the holder of
this certificate, the Company and JSC and any subsequent agreement among the holder of this certificate, the Company and JSC.
Section 11.2.  Access to Information.
PSI acknowledges receipt and review of Parent's Prospectus dated October 16, 1996, Forms 10-QSB for the quarterly periods ending September 30, 1996, December 31, 1996 and
March 31, 1997, and Form 10-KSB for the fiscal year ending
June 30, 1997. PSI is aware of the financial condition of Parent, has had ample opportunity to investigate and ask questions regarding same, and does not have any unanswered questions regarding same.
ARTICLE XII
BROKERS' COMMISSIONS
The parties hereby agree and warrant to each other that
there are no claims for brokerage commissions, or placement
or finders' fees in connection with the transactions contemplated by this Agreement, other than JSC, the expenses of which will be paid by Parent or Acquisition.  Each of
Parent and Acquisition hereby agrees to indemnify and hold
PSI harmless from the commissions, fees or claims of any person, firm or corporation employed or retained or claiming to be employed or retained, by Access to bring about, or to represent it, in the transactions contemplated hereby. PSI hereby agrees to indemnify and hold each of Parent and Acquisition harmless from the commissions, fees or claims of any person, firm or corporation employed or retained or claiming to be employed or retained, by PSI or its agents to bring about, or to represent it, in the transactions contemplated hereby.
ARTICLE XIII
ACCESS TO FACILITIES, PROPERTIES AND RECORDS
From and after the date of this Agreement, each party hereto shall afford to the officers, attorneys, accountants and other authorized representatives of the other party hereto
free and full access to the facilities, properties, books
and records of business and such party in order that the
other party may have full opportunity to make such investigation as it shall desire to make of the affairs of such party, provided that such investigation shall not unreasonably interfere with the operations of the business and shall at all times be governed by those certain Confidentiality Agreements between PSI and Parent dated November 7, 1996 ("Confidentiality Agreements") which agreements shall remain in full force and effect. Parent, Acquisition and PSI agree that the Confidentiality
Agreements are hereby amended to include Acquisition as a
party to each Agreement such that Acquisition is entitled to the same benefits and is subject to the same obligations as Parent.
ARTICLE XIV
SURVIVAL OF REPRESENTATIONS
PSI, Parent and Acquisition each agree that the
representations and warranties contained in this Agreement shall terminate upon the Closing, and thereafter shall have no further force or effect.
ARTICLE XV
MISCELLANEOUS
Section 15.1.  Amendment to Agreement; Waivers; Procedure.
(a) Each of Access and Acquisition may, by written notice to the other: (i) extend the time for the performance of any of the obligations or other acts of the other party,
(ii) waive any inaccuracies in the representations of the
other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (iii) waive any compliance with any of the covenants of the other party contained in this Agreement and waive performance of any of the obligations of the other party.
(b) This Agreement may be amended by the parties at any time before or after PSI Stockholder Approval or the Access Stockholder Approval (if applicable); provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of PSI or Parent without first obtaining such further approval. Neither this Agreement nor any provisions hereof may be amended, modified or waived except by an instrument in writing signed on behalf of Parent,
Acquisition and PSI.
(c) In order to be effective, a termination of this Agreement pursuant to Section 10.1, or an amendment, extension or waiver pursuant to this Section 15.1, shall require in the case of Parent, Acquisition or PSI, action by its Board of Directors or the duly authorized designee of its Board of Directors.
Section 15.2.  Binding Effect.
This Agreement shall be binding upon and inure to the
benefit of the parties hereto and their respective
successors and assigns; provided, however, that neither
Access nor PSI may assign this Agreement in whole or in part without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.
Section 15.3.  Entire Agreement.
This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including (i)
the Letter of Intent between PSI and Parent dated January 2, 1997, (ii) the letter from Parent to PSI dated March 26,
1997, (iii) the letter from PSI to Parent dated September
11, 1997, and (iv) the Asset Purchase Agreement). This Agreement and the Schedules and Exhibits referred to herein, along with the Management Agreement, the Shareholders' Agreements and the Confidentiality Agreements, contain the entire agreement of the parties hereto with respect to the merger and the other transactions contemplated herein, and any reference herein to this Agreement shall be deemed to include the Schedules and Exhibits hereto. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.
Section 15.4.  Headings.
The descriptive headings in the Agreement are inserted for convenience only and do not constitute a part of this Agreement.
Section 15.5.  Confidential Information; Publicity.
Any confidential information obtained by any party hereto
from any other party hereto shall not be disclosed or used
by any such party should such transactions not be effected,
and each party shall be bound by the terms and provisions of the Confidentiality Agreements (which shall remain in full force and effect) and return to the other all documents and written information obtained from such other party as such other party's counsel may request in writing. Except as in the reasonable opinion of counsel to a party may be required by law, the parties agree that they will not make any public disclosure of the transactions contemplated by this
Agreement, including announcements to employees, without the prior written approval of the content of such disclosure from each other, which approval will not be unreasonably
withheld.
Section 15.6.  Notices.
Any notice, waiver, request, information or other document
to be given hereunder to any of the parties by the other
shall be in writing and will be deemed to have been duly
given when: (a) delivered personally (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c)
when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:
If to Parent or Acquisition, addressed to:
ACCESS SOLUTIONS INTERNATIONAL, INC.
650 Ten Rod Road
North Kingstown, RI   02852
Attention:  Robert H. Stone, President and CEO
Telecopy No.:  (401) 295-1851
with a copy (which shall not constitute notice) to:
John E. Ottaviani, Esq.
Edwards & Angell
2700 Hospital Trust Tower
Providence, RI  02903
Telecopy No.:  (401) 276-6611
If to PSI, addressed to:
PAPERCLIP SOFTWARE, INC.
Three University Plaza
Hackensack, NJ   07601
Attention:  William Weiss, Chief Executive Officer
Telecopy No.:  (201) 487-0613
with a copy (which shall not constitute notice) to:
Richard A. Goldberg, Esq.
Shereff, Friedman, Hoffman & Goodman, LLP
919 Third Avenue
New York, NY   10022
Telecopy No.:  (212) 758-9526
Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice.
Section 15.7.  Indemnification and Insurance.
(a) The certificate of incorporation of the Surviving Corporation shall contain the provisions with respect to the elimination of personal liability of directors of PSI to shareholders of PSI set forth in Article NINTH of the Certificate of Incorporation of PSI as in effect at the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the time of execution and delivery of this Agreement were directors, officers, employees or agents of PSI, unless such modification is required by law. To the extent permitted by applicable law, Acquisition and Parent agree that all rights to indemnification now existing in favor of the directors and officers of PSI as provided in PSI's certificate of incorporation and by-laws in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective
Time, and each of Parent and Acquisition agrees that it will honor, or cause to be honored, all such rights to indemnification.
(b) PSI shall, to the fullest extent permitted under applicable law or under PSI's certificate of incorporation or by-laws and regardless or whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under PSI's certificate of incorporation or by-laws, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of PSI (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by this Agreement) for a period of six (6) years after the date hereof and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) PSI or Parent or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to PSI or the Surviving Corporation, promptly after statements therefor are received, (ii) PSI and the Surviving
Corporation will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and PSI's or the Surviving Corporation's certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that none of PSI, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided further that, in the event any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.
The Indemnified Parties as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict of any significant issue between the positions of any two or more Indemnified Parties.
Section 15.8.  Counterparts.
This Agreement may be executed in two or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall be deemed to constitute but one agreement.
Section 15.9.  No Benefit to Others.
The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons, except, if and to the extent that Parent fails to deliver the Merger Consideration to the Exchange Agent, the holders of PSI's common stock may enforce such obligation against Parent.
Section 15.10.  Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law principles thereof).
Section 15.11.  No Waiver.
Unless otherwise expressly stated, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
Section 15.12.  Severability.
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in force and effect to the extent not held invalid or unenforceable.
Section 15.13.  Time of Essence.
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the date first written
above.
PAPERCLIP SOFTWARE, INC.
By:________________________________
        William Weiss, Chief Executive Officer
ACCESS SOLUTIONS INTERNATIONAL, INC.
By:_______________________________
        Robert H. Stone, President and CEO
PAPERCLIP ACQUISITION CORP.
By:_______________________________
        Robert H. Stone, President and CEO


LIST OF SCHEDULES AND EXHIBITS
Schedules
Schedule 2.6    PSI Convertible Note Holders
Schedule 4.1    Where PSI is Qualified as a Foreign
Corporation
Schedule 4.5    PSI 1996 Financial Statements
Schedule 4.6    Exceptions to Inventory
Schedule 4.8(a) Contracts
Schedule 4.8(b) Required Consents
Schedule 4.9    Real Property, Liens
Schedule 4.10   Permits and Licenses
Schedule 4.12   Intellectual Property
Schedule 4.13   Certain Developments Since December 31, 1996
Schedule 4.14   Other Liabilities
Schedule 4.15   Litigation
Schedule 4.16   Employee Claims Against PSI
Schedule 4.18   Employee Benefit Plans
Schedule 4.20   Insurance
Schedule 4.21   Deposits
Schedule 4.22   Outstanding Convertible Securities
Schedule 5.4    Certain Developments Since December 31, 1996
Schedule 5.7    Changes to Parent Capitalization
Exhibits
Exhibit A       Form of Certificate of Merger
Exhibit B       PSI Preferred Stock
Exhibits C-1 and C-2    Forms of Lock-Up Agreement


EXHIBIT B
PSI Preferred Stock
PSI Preferred Stock (which at the Effective Date will be converted into the Series A Preferred Stock of the Surviving Corporation) will be non-voting and have a liquidation preference of $.30 per share or an aggregate of $129,690.74 (plus unpaid interest accrued on the PSI Convertible Notes plus accrued but unpaid dividends on the PSI Preferred Stock). The dividend rate will be 12% per annum. Holders of PSI Preferred Stock will have an option to put the shares to the Surviving Corporation or Parent after 18 months from the Closing Date, in exchange for cash or Parent Common Stock and Parent Class B Warrants. After 30 months from the Closing Date, the Surviving Corporation or Parent will have the right to redeem the PSI Preferred Stock for cash or Parent Common Stock and Class B Warrants. Both the put price and the redemption price for each share of PSI Preferred Stock will be equal to any accrued but unpaid dividends plus (i) in the event of payment by Parent Common Stock, the Conversion Ratio multiplied by one Access Merger Share and the Conversion Ratio multiplied by one Access Merger Warrant, or (ii) in the event of payment by cash, the liquidation preference value of the PSI Preferred Stock.